NEWS RELEASE
For Immediate Release
Investor Relations    Media
Contact: Paul McDonough    Carmen Duarte
Phone: 952.852.6020    781.332.7268
Email: ir@onebeacon.com    cduarte@onebeacon.com
Website: www.onebeacon.com

ONEBEACON REPORTS $10.63 BOOK VALUE PER SHARE
HAMILTON, Bermuda (February 5, 2013) – OneBeacon Insurance Group, Ltd. (NYSE: OB) today reported book value per share of $10.63, a decrease of 1.4% for the fourth quarter and 0.8% through twelve months, including dividends.
Said OneBeacon CEO Mike Miller, “We had a tough fourth quarter. The combined ratio was high primarily due to losses from hurricane Sandy. Our large marine book accounted for nearly half of our gross losses from Sandy in what is estimated to be the largest marine industry loss in history. The other half came primarily from our collector car and excess property businesses. Underlying loss ratios in our various businesses continue to be good and pricing trends remain encouraging across most of them. Current expense levels are somewhat elevated due to adding two new Specialty segments and staff transfers to Minnesota. We should see a reversing of this trend in 2013. We successfully refinanced our debt for ten years at good terms in November. We closed the sale of Essentia in early January and will book a nice gain in the first quarter of 2013. The regulatory review of the sale of our runoff business is progressing, and we expect to close in the second half of this year. The closing of the sale will significantly reshape the company, further reducing our risk profile and freeing up capital. With our businesses in good shape and plenty of financial flexibility, we are well positioned to take advantage of opportunities.”
For the fourth quarter, the company reported a $15 million comprehensive loss, a $13 million net loss and an operating loss of $12 million, or $0.13 per share. For the twelve months ended December 31, 2012, the comprehensive loss was $22 million, the net loss was $19 million and operating income was $60 million, or $0.63 per share. Operating income and loss are non-GAAP financial measures which are explained later in this release.
In the fourth quarter of 2012, OneBeacon recorded a pre-tax gain of $5 million ($3 million after tax) on the sale of a shell company. In November 2012, OneBeacon completed an offering of $275 million aggregate principal amount of 4.60% Senior Notes due 2022. The proceeds from the issuance were used in December 2012 to redeem all of its then outstanding 5.875% Senior Notes due 2013. OneBeacon recognized a pre-tax loss of $6 million ($4 million after tax) on the redemption during the fourth quarter of 2012. Full year 2012 results include the previously announced $101 million after tax charge related to the sale of the Runoff business.
Insurance Operations: OneBeacon's GAAP combined ratio was 111.9% for the fourth quarter of 2012 compared to 85.0% for the fourth quarter of 2011, primarily driven by higher catastrophe losses from hurricane Sandy. Higher expenses, lower favorable loss reserve development and higher non-catastrophe current accident year losses also contributed to the increase. The GAAP combined ratio was 97.5% for 2012 compared to 92.1% for 2011, primarily driven by higher catastrophe losses, lower favorable loss reserve development and higher expenses.
The combined ratio for the fourth quarter of 2012 included 15 points of net catastrophe losses ($43 million, including $8 million of ceded reinstatement premiums) compared to 1 point ($3 million) for the fourth quarter of 2011. The combined ratio for 2012 included 5 points of net catastrophe losses ($56 million, including $8 million of ceded reinstatement premiums) compared to 4 points ($37 million) for 2011. There was no prior year loss reserve development in the fourth quarter of 2012 compared to 6 points of favorable loss reserve development in the fourth quarter of 2011. The combined ratio for 2012 included favorable loss reserve development of 1 point compared to 3 points in 2011. The expense ratio was 42.8% for the fourth quarter of 2012 and 40.1% for the year, compared to 36.9% and 37.9% for the comparable periods of 2011. The increase in both the quarter and full year expense ratio was driven primarily by expenses associated with investments in new businesses and the migration of corporate functions to Minnesota.
Net written premiums were $249 million and $1,179 million in the fourth quarter and year ended December 31, 2012, an increase of 3% and 11% from the comparable periods of last year. Excluding the $8 million of hurricane Sandy-related reinstatement premiums and adjusting for the impact of the change in the method of estimating A.W.G. Dewar written premiums, fourth quarter premiums increased 10% from the fourth quarter of last year. A change in the method of estimating written premiums associated with the A.W.G. Dewar tuition reimbursement insurance product resulted in approximately $9 million in net written premiums being recorded in the third quarter of 2012 that, under the prior method, would have been recorded in the fourth quarter.
Consolidated Investment Results: OneBeacon’s fourth quarter total pre-tax return on average invested assets was 0.5% compared to 1.5% for the fourth quarter of 2011. These returns included net realized and unrealized investment losses of $2 million and net investment income of $12 million, compared to net realized and unrealized investment gains of $24 million and net investment income of $16 million for the fourth quarter of 2011.
Through twelve months, the total pre-tax return on average invested assets was 4.4% compared to 3.0% through December 31, 2011. These returns included net realized and unrealized investment gains of $56 million and net investment income of $54 million, compared to net realized and unrealized investment gains of $11 million and net investment income of $71 million for the full year 2011.
About OneBeacon: OneBeacon Insurance Group, Ltd. is a Bermuda-domiciled holding company that is publicly traded on the New York Stock Exchange under the symbol “OB.” OneBeacon’s underwriting companies offer a range of specialty insurance products sold through independent agencies, regional and national brokers, wholesalers and managing general agencies. Each business is managed by an experienced team of specialty insurance professionals focused on a specific customer group or industry segment. OneBeacon’s solutions target professional liability; ocean and inland marine; entertainment, sports and leisure; excess property; environmental; group accident; programs; public entities; commercial surety; technology; and tuition refund. For further information about our products and services visit: www.onebeacon.com and to remain up to date on OneBeacon’s news, follow us on Twitter @OneBeaconIns or visit our online newsroom: www.onebeacon.com/newsroom.
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ONEBEACON INSURANCE GROUP, LTD.
CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited)

	December 31,	September 30,	December 31,
	2012	2012	2011
Assets
Investment securities:
Fixed maturity investments	$1,593.3	$1,474.1	$1,886.2
Short-term investments	232.8	274.1	320.0
Common equity securities	259.0	295.3	266.5
Convertible fixed maturity investments	62.6	72.6	79.8
Other investments	143.8	156.9	155.1
Total investments	2,291.5	2,273.0	2,707.6
Cash	43.9	32.0	54.9
Reinsurance recoverable on unpaid losses	107.3	41.3	2,167.5
Reinsurance recoverable on paid losses	3.3	2.0	16.5
Premiums receivable	225.6	256.6	230.9
Deferred acquisition costs	123.9	132.5	123.5
Ceded unearned premiums	11.5	11.3	10.7
Net deferred tax asset	137.8	129.7	93.6
Investment income accrued	12.1	10.3	14.1
Accounts receivable on unsettled investment sales	2.1	61.9	0.5
Other assets	215.7	255.7	269.2
Assets held for sale (1)	2,226.8	2,388.2	132.6
Total assets	$5,401.5	$5,594.5	$5,821.6

Liabilities
Loss and loss adjustment expense reserves	$1,000.0	$911.6	$3,358.6
Unearned premiums	573.8	610.7	528.0
Debt	274.7	269.8	269.7
Ceded reinsurance payable	4.8	2.9	23.4
Accounts payable on unsettled investment purchases	6.2	15.1	22.7
Other liabilities	297.9	332.7	397.7
Liabilities held for sale (1)	2,226.8	2,388.2	107.6
Total liabilities	4,384.2	4,531.0	4,707.7

OneBeacon's common shareholders' equity and noncontrolling interests
OneBeacon's common shareholders' equity:
Common shares and paid-in surplus	1,019.1	1,018.4	1,002.2
Retained earnings	9.2	42.6	108.5
Accumulated other comprehensive loss, after tax:
Other comprehensive income and loss items	(13.8)	(12.6)	(10.9)
Total OneBeacon's common shareholders' equity	1,014.5	1,048.4	1,099.8

Total noncontrolling interests	2.8	15.1	14.1
Total OneBeacon's common shareholders' equity and noncontrolling interests	1,017.3	1,063.5	1,113.9
Total liabilities, OneBeacon's common shareholders' equity and noncontrolling interests	$5,401.5	$5,594.5	$5,821.6

(1)
Assets and liabilities being sold as part of the Runoff Transaction are presented separately in the December 31, 2012 and September 30, 2012 consolidated balance sheets. Assets and liabilities sold as part of the AutoOne transaction are presented separately in the December 31, 2011 consolidated balance sheet. The AutoOne transaction closed in February 2012.

ONEBEACON INSURANCE GROUP, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011 (1)	2012	2011 (1)
Revenues
Earned premiums	$286.0	$264.2	$1,132.0	$1,012.2
Net investment income	12.1	15.6	53.6	71.4
Net realized and unrealized investment (losses) gains	(2.2)	23.9	55.7	10.6
Net other (expenses) revenues	(0.4)	(0.2)	(0.5)	(12.4)
Total revenues	295.5	303.5	1,240.8	1,081.8
Expenses
Loss and loss adjustment expenses	197.5	127.0	650.0	548.3
Policy acquisition expenses	63.8	59.7	249.4	221.2
Other underwriting expenses	59.0	37.8	205.2	162.3
General and administrative expenses	3.7	2.4	13.4	9.8
Interest expense on debt	4.8	4.1	16.9	20.5
Total expenses	328.8	231.0	1,134.9	962.1
Pre-tax (loss) income from continuing operations	(33.3)	72.5	105.9	119.7
Income tax benefit (expense)	19.7	(12.9)	(8.4)	(14.8)
Net (loss) income from continuing operations	(13.6)	59.6	97.5	104.9
Income (loss) from discontinued operations, net of tax (2)	0.5	(28.1)	(24.3)	(29.6)
Loss from sale of discontinued operations, net of tax	—	(1.0)	(91.0)	(19.2)
Net (loss) income including noncontrolling interests	(13.1)	30.5	(17.8)	56.1
Less: Net (income) loss attributable to noncontrolling interests	(0.2)	0.1	(1.4)	(1.0)
Net (loss) income attributable to OneBeacon's common shareholders	(13.3)	30.6	(19.2)	55.1
Change in other comprehensive income and loss items	(1.2)	(11.5)	(2.9)	(11.2)
Comprehensive (loss) income attributable to OneBeacon's common shareholders	$(14.5)	$19.1	$(22.1)	$43.9
Earnings (loss) per share attributable to OneBeacon's common shareholders—basic and diluted (3)
Net (loss) income from continuing operations per share	$(0.15)	$0.63	$1.00	$1.08
Income (loss) from discontinued operations, net of tax, per share	0.01	(0.30)	(0.25)	(0.31)
Loss from sale of discontinued operations, net of tax, per share	—	(0.01)	(0.96)	(0.20)
Net (loss) income attributable to OneBeacon's common shareholders per share	$(0.14)	$0.32	$(0.21)	$0.57

Weighted average number of common shares outstanding (3)	94.5	94.4	94.5	94.4

(1)	Certain amounts in the prior period financial statements have been reclassified to conform to the current presentation.

(2)	Results for Runoff and AutoOne are reported as discontinued operations for all periods presented. The AutoOne transaction closed in February 2012.

(3)	Earnings (loss) per share and related weighted average number of common shares outstanding include the impact of unvested restricted shares.

ONEBEACON INSURANCE GROUP, LTD.
SEGMENT STATEMENTS OF OPERATIONS (1)
($ in millions)
(Unaudited)

For the Three Months Ended December 31, 2012
	Specialty Products (2)	Specialty Industries (3)	Investing, Financing and Corporate	Total
Earned premiums	$154.8	$131.2	$—	$286.0
Loss and loss adjustment expenses	(99.9)	(97.6)	—	(197.5)
Policy acquisition expenses	(38.7)	(25.1)	—	(63.8)
Other underwriting expenses	(28.5)	(30.5)	—	(59.0)
Underwriting loss	(12.3)	(22.0)	—	(34.3)
Net investment income	—	—	12.1	12.1
Net realized and unrealized investment losses	—	—	(2.2)	(2.2)
Net other revenues (expenses)	—	0.2	(0.6)	(0.4)
General and administrative expenses	—	(0.5)	(3.2)	(3.7)
Interest expense on debt	—	—	(4.8)	(4.8)
Pre-tax (loss) income	$(12.3)	$(22.3)	$1.3	$(33.3)

For the Three Months Ended December 31, 2011
	Specialty Products (2)	Specialty Industries (3)	Investing, Financing and Corporate	Total
Earned premiums	$142.1	$122.1	$—	$264.2
Loss and loss adjustment expenses	(69.0)	(58.0)	—	(127.0)
Policy acquisition expenses	(35.8)	(23.9)	—	(59.7)
Other underwriting expenses	(17.9)	(19.9)	—	(37.8)
Underwriting income	19.4	20.3	—	39.7
Net investment income	—	—	15.6	15.6
Net realized and unrealized investment gains	—	—	23.9	23.9
Net other revenues (expenses)	—	0.1	(0.3)	(0.2)
General and administrative expenses	—	(0.4)	(2.0)	(2.4)
Interest expense on debt	—	—	(4.1)	(4.1)
Pre-tax income	$19.4	$20.0	$33.1	$72.5

(1)
To better align its operating and reporting structure with the Company's business profile as a result of the Runoff Transaction, OneBeacon revised its segment structure during the fourth quarter of 2012. Financial information for the prior period has been reclassified to conform to this presentation.

(2)
Specialty Products includes the results of A.W.G. Dewar, OneBeacon Professional Insurance, Collector Cars & Boats, OneBeacon Specialty Property, OneBeacon Excess and Surplus Lines, OneBeacon Surety Group, and OneBeacon Programs Group.

(3)
Specialty Industries includes the results of OneBeacon Entertainment, International Marine Underwriters, OneBeacon Technology Insurance, OneBeacon Accident Group, OneBeacon Government Risks, and OneBeacon Energy Group.

ONEBEACON INSURANCE GROUP, LTD.
SEGMENT STATEMENTS OF OPERATIONS (1)
($ in millions)
(Unaudited)

For the Year Ended December 31, 2012
	Specialty Products (2)	Specialty Industries (3)	Investing, Financing and Corporate	Total
Earned premiums	$604.0	$528.0	$—	$1,132.0
Loss and loss adjustment expenses	(345.6)	(304.4)	—	(650.0)
Policy acquisition expenses	(150.3)	(99.1)	—	(249.4)
Other underwriting expenses	(96.2)	(109.0)	—	(205.2)
Underwriting income	11.9	15.5	—	27.4
Net investment income	—	—	53.6	53.6
Net realized and unrealized investment losses	—	—	55.7	55.7
Net other revenues (expenses)	0.4	(0.8)	(0.1)	(0.5)
General and administrative expenses	—	(1.9)	(11.5)	(13.4)
Interest expense on debt	—	—	(16.9)	(16.9)
Pre-tax income	$12.3	$12.8	$80.8	$105.9

For the Year Ended December 31, 2011
	Specialty Products (2)	Specialty Industries (3)	Investing, Financing and Corporate	Total
Earned premiums	$549.8	$462.4	$—	$1,012.2
Loss and loss adjustment expenses	(281.7)	(266.6)	—	(548.3)
Policy acquisition expenses	(129.1)	(92.1)	—	(221.2)
Other underwriting expenses	(77.1)	(85.2)	—	(162.3)
Underwriting income	61.9	18.5	—	80.4
Net investment income	—	—	71.4	71.4
Net realized and unrealized investment gains	—	—	10.6	10.6
Net other revenues (expenses)	—	0.6	(13.0)	(12.4)
General and administrative expenses	—	(1.7)	(8.1)	(9.8)
Interest expense on debt	—	—	(20.5)	(20.5)
Pre-tax income	$61.9	$17.4	$40.4	$119.7

(1)
To better align its operating and reporting structure with the Company's business profile as a result of the Runoff Transaction, OneBeacon revised its segment structure during the fourth quarter of 2012. Financial information for the prior period has been reclassified to conform to this presentation.

(2)
Specialty Products includes the results of A.W.G. Dewar, OneBeacon Professional Insurance, Collector Cars & Boats, OneBeacon Specialty Property, OneBeacon Excess and Surplus Lines, OneBeacon Surety Group, and OneBeacon Programs Group.

(3)
Specialty Industries includes the results of OneBeacon Entertainment, International Marine Underwriters, OneBeacon Technology Insurance, OneBeacon Accident Group, OneBeacon Government Risks, and OneBeacon Energy Group.

ONEBEACON INSURANCE GROUP, LTD.
SUMMARY OF RATIOS AND PREMIUMS (1)
($ in millions)
(Unaudited)

Three Months Ended December 31, 2012
	Specialty Products	Specialty Industries	Consolidated Insurance (2)
Net written premiums	$120.6	$128.2	$248.8
Earned premiums	$154.8	$131.2	$286.0

Ratios
Loss and loss adjustment expenses	64.5%	74.4%	69.1%
Expense	43.2%	42.4%	42.8%
GAAP combined	107.7%	116.8%	111.9%

Three Months Ended December 31, 2011
	Specialty Products	Specialty Industries	Consolidated Insurance (2)
Net written premiums	$116.3	$124.9	$241.2
Earned premiums	$142.1	$122.1	$264.2

Ratios
Loss and loss adjustment expenses	48.7%	47.5%	48.1%
Expense	37.7%	36.0%	36.9%
GAAP combined	86.4%	83.5%	85.0%

Year Ended December 31, 2012
	Specialty Products	Specialty Industries	Consolidated Insurance (2)
Net written premiums	$630.9	$548.3	$1,179.2
Earned premiums	$604.0	$528.0	$1,132.0

Ratios
Loss and loss adjustment expenses	57.2%	57.7%	57.4%
Expense	40.7%	39.4%	40.1%
GAAP combined	97.9%	97.1%	97.5%

Year Ended December 31, 2011
	Specialty Products	Specialty Industries	Consolidated Insurance (2)
Net written premiums	$571.2	$491.5	$1,062.7
Earned premiums	$549.8	$462.4	$1,012.2

Ratios
Loss and loss adjustment expenses	51.2%	57.7%	54.2%
Expense	37.5%	38.3%	37.9%
GAAP combined	88.7%	96.0%	92.1%

(1)
To better align its operating and reporting structure with the Company's business profile as a result of the Runoff Transaction, OneBeacon revised its segment structure during the fourth quarter of 2012. Financial information for all prior periods has been reclassified to conform to this presentation.

(2)
Results for AutoOne and Runoff Business are reported as discontinued operations in a single financial statement caption outside of underwriting income for all periods presented. The AutoOne transaction closed in February 2012.

ONEBEACON INSURANCE GROUP, LTD.
BOOK VALUE PER SHARE
(in millions, except per share amounts)
(Unaudited)

	December 31,	September 30,	December 31,
	2012	2012	2011
Numerator
OneBeacon's common shareholders' equity	$1,014.5	$1,048.4	$1,099.8

Denominator
Common shares outstanding (1)	95.4	95.4	95.1

Book value per share	$10.63	$10.99	$11.56

Change in book value per share, including dividends, in the quarter
on an IRR basis (2)	(1.4)%

Change in book value per share, including dividends, in the last twelve months
on an IRR basis (3)	(0.8)%

(1)	Common shares outstanding includes the impact of unvested restricted shares and also the impact of repurchases of Class A common shares made through the company's share repurchase program.

(2)	Internal rate of return (IRR) calculated based on beginning book value per share, dividends paid, and ending book value per share. Includes a quarterly dividend of $0.21 per share.

(3)	IRR calculated based on beginning book value per share, dividends paid, and ending book value per share. Includes dividends of $0.84 per share (a quarterly dividend of $0.21 per share).

ONEBEACON INSURANCE GROUP, LTD.
COMPREHENSIVE (LOSS) INCOME, NET (LOSS) INCOME AND OPERATING (LOSS) INCOME FROM CONTINUING OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Comprehensive (loss) income attributable to OneBeacon's common shareholders	$(14.5)	$19.1	$(22.1)	$43.9

Net (loss) income attributable to OneBeacon's common shareholders	$(13.3)	$30.6	$(19.2)	$55.1

Weighted average number of common shares outstanding (1)	94.5	94.4	94.5	94.4

Net (loss) income attributable to OneBeacon's common shareholders per share	$(0.14)	$0.32	$(0.21)	$0.57

Net (loss) income attributable to OneBeacon's common shareholders	$(13.3)	$30.6	$(19.2)	$55.1
Less:
Net realized and unrealized investment gains and losses	2.2	(23.9)	(55.7)	(10.6)
Tax effect on net realized and unrealized investment gains and losses	(0.8)	8.4	19.5	3.7
(Income) loss from discontinued operations, net of tax	(0.5)	28.1	24.3	29.6
Loss from sale of discontinued operations, net of tax	—	1.0	91.0	19.2
Operating (loss) income (2)	$(12.4)	$44.2	$59.9	$97.0

Weighted average number of common shares outstanding (1)	94.5	94.4	94.5	94.4

Operating (loss) income per share (2)	$(0.13)	$0.47	$0.63	$1.03

(1)	Operating (loss) income per share and related weighted average number of common shares outstanding include the impact of unvested restricted shares.

(2)	Represents a non-GAAP financial measure. See discussion of Non-GAAP financial measures.

ONEBEACON INSURANCE GROUP, LTD.
COMPREHENSIVE AND OPERATING RETURNS FROM CONTINUING OPERATIONS ON AVERAGE EQUITY
($ in millions)
(Unaudited)

				Year Ended Dec 31, 2012
Numerator:
[A]	Comprehensive loss attributable to OneBeacon’s common shareholders			$(22.1)

[B]	Operating income (1)			$59.9
		As of Dec 31, 2011	As of Dec 31, 2012	Average
Denominator:
[C]	OneBeacon’s common shareholders’ equity	$1,014.5	$1,099.8	$1,057.2
	Less:
	Net unrealized gains and losses and net foreign currency gains and losses on investments (2)	(119.6)	(78.7)
	Tax effect on net unrealized gains and losses and net foreign currency gains and losses on investments	41.9	27.5
	Accumulated other comprehensive loss, after tax	13.8	10.9
[D]	Adjusted OneBeacon's common shareholders' equity excluding net unrealized investment gains and losses, after tax, and accumulated other comprehensive loss (1)	$950.6	$1,059.5	$1,005.1
Returns:
	Comprehensive return on average OneBeacon's common shareholders' equity [ A / C ]			(2.1)%

	Operating return on average adjusted OneBeacon's common shareholders' equity excluding net unrealized investment gains and losses, after tax, and accumulated other comprehensive loss [ B / D ]			6.0%

(1)	Represents a non-GAAP financial measure. See discussion of Non-GAAP financial measures.

(2)
Net unrealized gains and losses and net foreign currency gains and losses on investments as of December 31, 2012 and 2011 includes unrealized gains and losses on investments held as well as deferred gains and losses relating to sales of investments to entities under common control.

Discussion of Non-GAAP Financial Measures
This earnings release includes non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. OneBeacon believes these measures to be useful supplements to the comparable GAAP measures in evaluating OneBeacon’s financial performance.
Operating (loss) income is a non-GAAP financial measure that excludes net realized and unrealized investment gains or losses, income (loss) from discontinued operations, loss from sale of discontinued operations, and the related tax effects, from net (loss) income attributable to OneBeacon’s common shareholders. OneBeacon believes that this non-GAAP financial measure provides a useful alternative picture of the underlying operating activities of the company to the GAAP measure of net (loss) income attributable to OneBeacon’s common shareholders, as it removes variability in the timing of realized and unrealized investment gains and losses which may be heavily influenced by investment market conditions and also removes the impact related to discontinued operations. Although key to the company’s overall financial performance, OneBeacon believes that net realized and unrealized investment gains or losses are largely independent of the underwriting decision-making process. Management also believes that the impact of operations that have been discontinued are not relevant to evaluating financial performance on a comparative basis. The reconciliation of net (loss) income attributable to OneBeacon’s common shareholders to operating (loss) income is included on page 11.
Operating (loss) income per share is calculated by dividing operating (loss) income (a non-GAAP financial measure described above) by the weighted average number of common shares outstanding. Management believes that operating (loss) income per share is a useful alternative picture of the underlying operating activities of the company as it removes variability in the timing of investment gains and losses which may be heavily influenced by investment market conditions. Management also believes that the impact of operations that have been discontinued are not relevant to evaluating financial performance on a comparative basis. Net (loss) income attributable to OneBeacon’s common shareholders per share is the most directly comparable GAAP measure. As described above, the reconciliation of net (loss) income attributable to OneBeacon’s common shareholders to operating (loss) income is included on page 11. The calculation of operating (loss) income per share is also included on page 11.
Adjusted OneBeacon’s common shareholders’ equity excluding net unrealized investment gains and losses, after-tax, and accumulated other comprehensive income/loss (AOCI/L), the average of which is used in calculating operating returns, is derived by excluding net unrealized gains and losses and net foreign currency gains and losses on investments, after tax, and AOCI/L, after tax, from OneBeacon’s common shareholders’ equity. For the reasons described above, OneBeacon believes that it is appropriate to remove the variability in net unrealized gains and losses and net foreign currency gains and losses on investments and other comprehensive income and loss items when analyzing certain performance measures. The reconciliation of OneBeacon’s common shareholders’ equity, the most closely comparable GAAP measure, to adjusted OneBeacon’s common shareholders’ equity excluding net unrealized investment gains and losses, after tax, and AOCI/L, after tax, is included on page 12.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements. The words "will," "believe," "intend," "expect," "anticipate," "project," "estimate," "predict" and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to OneBeacon’s:

•	change in book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of our business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by OneBeacon in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	claims arising from catastrophic events, such as hurricanes, windstorms, earthquakes, floods, or terrorist attacks;

•	recorded loss and loss adjustment expense reserves subsequently proving to have been inadequate;

•	the continued availability and cost of reinsurance coverage;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and agents;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to OneBeacon, its competitors, its agents or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position including stock market volatility;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•
the risks that are described from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to the Company's Annual Report on the Form 10-K for the fiscal year ended December 31, 2011 filed February 28, 2012 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012 filed October 30, 2012.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by OneBeacon will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, OneBeacon or its business or operations. OneBeacon assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.